UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2017

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 186 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

(612) 296-7305

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 3.02 Unregistered Sales of Equity Securities.

Effective July 17, 2017, the Board of Directors of PetVivo Holdings, Inc., a Nevada corporation ( “PetVivo”) appointed Wesley C. Hayne as Chief Executive Officer (CEO) of PetVivo to succeed John Lai who served as CEO of PetVivo since 2013. Concurrently, Mr. Lai was appointed President of PetVivo to succeed Dr. David B. Masters.

Messrs. Hayne and Lai will serve in these executive positions with PetVivo until their successors shall be appointed and shall qualify.

Wesley C. Hayne, age 70, has for many years served as a principal executive officer and/or director of many public and private companies in diverse business sectors, some of which he has owned and operated. From September 2016 to June 2017 he was Vice President/Business Development of Bollente, Inc., a company serving a broad portfolio of emerging companies with strategic planning, financing advisory and other services. From January 2016 to August 2016, he was a Vice President of Source Capital Group, an investment banking firm based in Scottsdale, Arizona. From November 2012 to December 2015, he was Chief Strategy Officer for Emergent Financial Corp., a registered broker/dealer providing investment banking services for early stage growth companies.

From 2008 to 2014, he also was a principal and operating officer of Hayne Roofing LLC, a family-owned Minnesota building contractor. From 2006-2011, he was a director and chairman of the Audit Committee of K-tel International Inc., a leading public company in the music distribution industry.

Mr. Hayne’s extensive investment banking experience has included key executive positions with various registered broker/dealer firms, including being CEO and a founder and principal owner of Hayne, Miller, Swearingen & Glore, which specialized in public underwritings and private placements of numerous high growth companies during the time he was CEO from 1986-1994. Prior to spending many years in key executive roles with leading companies in the record distribution and entertainment industries, Mr. Hayne also performed professionally as a musician for more than five years, and was inducted into the Minnesota “Rock and Roll Hall of Fame.”

Also effective July 17, 2017, the Board of Directors of Petvivo approved and agreed to an Executive Employment Agreement (“Agreement”) for Mr. Hayne with certain material terms as follows:

(i) Base Salary. Mr. Hayne shall receive a base salary of $8,000 monthly, of which $2,500 is payable to him monthly and $5,500 is earned but deferred until PetVivo receives capital funding in an amount of at least $1,000,000. Upon receipt of such funding, Mr. Hayne shall be paid his deferred salary he has earned plus a monthly amount based on an annual rate of at least $96,000.

(ii) Scope of Employment. Mr. Hayne shall devote his full attention and time to the business and affairs of PetVivo unless other arrangements are approved by the Board of Directors or as provided in the Agreement.

(iii) Term. The initial term of employment is until May 31, 2019, with renewal for successive terms of one year each unless the parties cannot mutually agree to any extended term provisions.

(iv) Stock Award. Mr. Hayne was granted 200,000 shares of restricted common stock of PetVivo as a signing bonus, which shares are being issued by PetVivo in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

(v) Bonus and Other Benefits. Mr. Hayne is eligible to participate in any future executive or employee bonus plans established by PetVivo, as well as in any future health, pension, equity incentive or other employee benefit plans adopted by PetVivo, and he shall be entitled annually to 10 days of paid-time-off (PTO) for vacation and sick leave.

(vi) Termination. The Agreement contains standard provisions for termination “for cause” upon the occurrence of certain events such as criminal conduct or material dishonesty toward PetVivo or material nonperformance of duties.

(vii) Return of Property. Upon termination of employment for any reason, whether voluntary or involuntary, Mr. Hayne shall promptly return all property, documents and confidential information belonging to or relating to the business of PetVivo in his possession or control.

(viii) Confidential Information. During and subsequent to his employment with PetVivo, Mr. Hayne will not, without the prior written consent of PetVivo, use or disclose to any person, any Confidential Information of PetVivo other than in connection with his employment with PetVivo.

(ix) Non-Competition. During his employment with PetVivo and for one year following his termination of employment for any reason, Mr. Hayne will not, anywhere in the world, directly or indirectly engage in any commercial activity in competition with PetVivo, and also he will not recruit or assist in the recruitment of any of the employees of PetVivo to leave PetVivo for employment by a business with which Mr. Hayne is associated or affiliated.

(x) Other General Provisions. The Agreement also contains other typical provisions including a requirement to arbitrate any claim or dispute arising out of Mr. Hayne’s employment with PetVivo, that the laws of the State of Minnesota shall provide the governing substantive law for the Agreement, that the Agreement is binding on and benefits any heirs, legal representatives, successors, or assigns of the parties, that the Agreement constitutes the entire agreement of employment and can only be amended or modified by written consent of both parties, and that the provisions of the Agreement shall survive and continue in full force and effect after any termination of employment.

As an inducement for Mr. Hayne to accept the position of CEO of PetVivo and to continue serving PetVivo for his entire initial employment term, John Lai has assigned and conveyed 1,250,000 shares of Mr. Lai’s common stock of PetVivo for Mr. Hayne. Of these shares, 50,000 shares were acquired by Mr. Hayne upon commencement of his employment as CEO of PetVivo, and the balance of 1,200,000 shares are escrowed and will vest and be acquired by Mr. Hayne ratably over his initial employment term ending on May 31, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: July 20, 2017	By:	/s/ John Lai
	Name:	John Lai
	Title:	President

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